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-------                                           -----------------------------
FORM 4                                                 OMB APPROVAL
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[ ] CHECK THIS BOX IF NO LONGER SUBJECT           OMB Number:         3235-0287
    TO SECTION 16. FORM 4 OR FORM 5               Expires:  January 31, 2005
    OBLIGATIONS MAY CONTINUE.  See                Estimated average burden
    INSTRUCTION 1(b).                             hours per response........0.5
                                                  -----------------------------


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

  Kaplan                            Thomas              Scott
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   (Last)                           (First)             (Middle)

  154 West 18th Street
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                                    (Street)

  New York                            NY                 10011
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   (City)                           (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     APEX SILVER MINES LIMITED (SIL)

________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

     December 17, 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |X|  Director                             |_|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify title below)

     ____________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     |X|  Form filed by One Reporting Person
     |_|  Form filed by More than One Reporting Person
________________________________________________________________________________

           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                              OR BENEFICIALLY OWNED
________________________________________________________________________________

                                                                                              5.
                                                                                              Amount of       6.
                                                              4.                              Securities      Owner-
                                    2A.                       Securities Acquired (A) or      Beneficially    ship
                         2.         Deemed       3.           Disposed of (D)                 Owned           Form:       7.
                         Trans-     Execution    Transaction  (Instr. 3, 4 and 5)             Following       Direct      Nature of
                         action     Date, if     Code         ------------------------------- Reported        (D) or      Indirect
1.                       Date       any          (Instr. 8)                  (A)              Transaction(s)  Indirect    Beneficial
Title of Security        (Month/    (Month/      ------------                or               (Instr. 3       (I)         Ownership
(Instr. 3)               Day/Year)  Day/Year)    Code     V      Amount      (D)    Price      and 4)         (Instr. 4)  (Instr. 4)
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

Ordinary Shares          12/17/02                 A              12,584      A                31,284 (1)        D
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Ordinary Shares                                                                               3,126,670         I           (2)
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====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see
Instruction 4(b)(v).

     POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER

 TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

--------------------------------------------------------------------------------

                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   Owned     ity      In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  action   Date, if (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  (Month/  (Month/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     Day/Year)Day/Year)Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
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

Option       $14.12  12/17/02           A       100,000        (3)     12/16/12 Ordinary  100,000         100,000     D
                                                                                Shares
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Option       $14.12  12/17/02           A       135,000        (4)     12/16/08 Ordinary  135,000         135,000     D
                                                                                Shares
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

Explanation of Responses:

(1)  Shares are restricted shares granted under the Employees' Share Option
     Plan.
(2) The Shares are held by Argentum LLC and Consolidated Commodities, Ltd., which pursuant to voting trust agreements the Reporting Person has voting and dispositive control with respect to the Shares.
(3) Options vest ratably over four years, with the first tranche vesting one year from the date of grant.
(4) Options vest at a rate of 5,625 on the 15th and last day of each month from January through December 2003.


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


     /s/ Thomas S. Kaplan                          12/18/02
---------------------------------------            -----------------------
**Signature of Reporting Person                    Date








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